CURO Group Holdings Corp Announces First Quarter 2018 Financial Results

Wichita, Kansas--April 26, 2018-CURO Group Holdings Corp. (NYSE: CURO) (“CURO” or the “Company”), a market leader in providing short-term credit to underbanked consumers, today announced its financial results for the first quarter 2018.

“It is great to start 2018 with a very solid quarter highlighted by 27.9% loan growth and 34.5% adjusted earnings growth,” said Don Gayhardt, President and Chief Executive Officer. “We finished the quarter with our balance sheet and credit quality where we expected, maintained solid year-over-year growth in our core loan products and saw early success with our new product launches.”

Consolidated Summary Results

	For the Three Months Ended
(in thousands, except per share data)	3/31/2018	3/31/2017	Variance
Revenue	$261,758	$224,580	16.6%
Gross Margin	109,245	94,905	15.1%
Gross Loans Receivable	389,838	304,842	27.9%
Net Income	23,292	16,638	40.0%
Adjusted Net Income (1)	35,601	26,477	34.5%
Diluted Earnings per Share	$0.49	$0.43	14.0%
Adjusted Diluted Earnings per Share (1)	$0.75	$0.68	10.3%
EBITDA (1)	61,769	54,108	14.2%
Adjusted EBITDA (1)	75,215	68,632	9.6%
Weighted Average Shares - diluted	47,416	38,959
(1) Non-GAAP Metric; see Results of Operations section for reconciliation to nearest GAAP metric
First quarter 2018 year-over-year highlights include:

•	Total revenue of $261.8 million, an increase of 16.6%

•	Gross margin of $109.2 million, an increase of 15.1%

•	27.9% loan growth

•	GAAP Net Income of $23.3 million, an increase of 40.0%

•	Adjusted Net Income of $35.6 million, an increase of 34.5%

•	GAAP Diluted Earnings per Share of $0.49, an increase of 14.0%

•	Adjusted Diluted Earnings per Share of $0.75, an increase of 10.3%

•	Underwriters exercised option for an additional 1,000,000 shares at the original offer price on January 5, 2018

•	Redeemed $77.5 million of our 12.00% Senior Secured Notes on March 7, 2018

Fiscal 2018 Outlook

The Company affirms its full-year 2018 adjusted earnings guidance, a non-GAAP measure that excludes the $11.7 million of debt extinguishment costs from the retirement of $77.5 million of the 12.00% Senior Secured Notes due 2022 and stock-based compensation, as follows:

•	Revenue in the range of $1.025 billion to $1.080 billion

•	Net Income in the range of $110 million to $116 million

•	Adjusted EBITDA in the range of $245 million to $255 million

•	Estimated tax rate of 25% to 27% for the full year

•	Adjusted Diluted Earnings per Share of $2.25 to $2.40

Consolidated Revenue Summary
First Quarter 2018
The following table summarizes revenue by product, including CSO fees, for the periods indicated:

	For the Three Months Ended
	March 31, 2018				March 31, 2017
(in thousands)	U.S.	Canada	U.K.	Total	U.S.	Canada	U.K.	Total
Unsecured Installment	$120,476	$4,903	$7,567	$132,946	$100,754	$3,420	$5,257	$109,431
Secured Installment	26,856	—	—	26,856	23,669	—	—	23,669
Open-End	25,834	1,389	—	27,223	17,907	—	—	17,907
Single-Pay	26,065	34,292	3,348	63,705	26,327	34,179	3,284	63,790
Ancillary	5,362	5,666	—	11,028	5,665	3,967	151	9,783
Total revenue	$204,593	$46,250	$10,915	$261,758	$174,322	$41,566	$8,692	$224,580

During the three months ended March 31, 2018, total lending revenue (excluding revenues from ancillary products) grew $35.9 million, or 16.7%, to $250.7 million, compared to the prior year period, predominantly driven by growth in Installment loan revenue in all three countries. Unsecured Installment loan revenues rose 21.5% and Secured Installment revenues rose 13.5% because of loan growth. Single-Pay revenues were flat year-over year. The effect of Single-Pay receivables growth was offset by regulatory changes in Ontario, Canada. Open-End revenues rose 52.0% on organic growth in the U.S. and the introduction of Open-End products in Virginia and Canada. Ancillary revenues increased 12.7% versus the same quarter a year ago primarily due to non-lending revenue in Canada.
The following table presents revenue composition, including CSO fees, of the products and services that we currently offer:

	Three Months Ended March 31,
	2018	2017
Installment	61.0%	59.2%
Canada Single-Pay	13.1%	15.2%
U.S. Single-Pay	10.0%	11.7%
U.K. Single-Pay	1.3%	1.5%
Open-End	10.4%	8.0%
Ancillary	4.2%	4.4%
Total	100.0%	100.0%
For the three months ended March 31, 2018 and 2017, revenue generated through the online channel was 43% and 36%, respectively, of consolidated revenue.

Loan Volume and Portfolio Performance Analysis
The following table summarizes Company Owned gross loans receivable, a GAAP balance sheet measure, and reconciles it to gross combined loans receivable, a non-GAAP measure including loans originated by third-party lenders through CSO programs, which are not included in the consolidated financial statements but from which we earn revenue and for which we provide a guarantee to the lender:

	Three Months Ended
(in millions)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Company-owned gross loans receivable	$389.8	$432.8	$393.4	$350.3	$304.8
Gross loans receivable guaranteed by the Company	57.1	78.8	71.2	62.1	57.8
Gross combined loans receivable	$446.9	$511.6	$464.6	$412.4	$362.6

Gross combined loans receivable by product are presented below:

	Three Months Ended
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Unsecured Installment	$171.4	$196.3	$181.8	$156.0	$131.4
Secured Installment	79.8	89.2	85.0	76.3	67.5
Single-Pay	87.1	99.4	94.5	91.2	80.3
Open-End	51.5	47.9	32.1	26.8	25.6
CSO	57.1	78.8	71.2	62.1	57.8
Total	$446.9	$511.6	$464.6	$412.4	$362.6

Gross combined loans receivable increased $84.3 million, or 23.3%, to $446.9 million for the three months ended March 31, 2018 compared to $362.6 million for the three months ended March 31, 2017 with solid growth in all categories of Company Owned loans. Gross combined loans receivable decreased sequentially from December 31, 2017 because of seasonality as the Company's customers use tax refunds to repay balances.
Unsecured Installment Loans
Unsecured Installment revenue and gross combined loans receivable increased from the prior year quarter due to growth in the United States, primarily in California; growth in Canada, primarily in Alberta; and growth in the United Kingdom. Gross combined Unsecured Installment Loan balances grew $40.4 million, or 21.8%, compared to March 31, 2017.
Loss provision rates as a percentage of originations for Company Owned loans increased sequentially from 22.1% to 27.6%, to maintain allowance coverage. Loss provision rates for loans Guaranteed by the Company remained consistent sequentially from the fourth quarter of 2017. Net charge offs for Company Owned loans and loans Guaranteed by the Company were consistent and improved, respectively, versus the fourth quarter of 2017.
Unsecured Installment Allowance for loan losses as a percentage of Unsecured Installment gross loans receivable was consistent sequentially from the fourth quarter of 2017. Unsecured Installment CSO guarantee liability as a percentage of Unsecured Installment gross loans Guaranteed by the Company declined from the end of 2017 because of improved net charge offs and delinquencies. The delinquency rate for Company Owned Unsecured Installment gross loans was flat to the fourth quarter of 2017 and up slightly versus the same quarter a year ago, while the delinquency rate for Unsecured Installment gross loans Guaranteed by the Company improved sequentially and year-over-year.

	2018	2017
(dollars in thousands, except average loan amount, unaudited)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Unsecured Installment loans:
Revenue - Company Owned	$66,004	$67,800	$61,653	$52,550	$51,206
Provision for losses - Company Owned	27,477	29,917	29,079	17,845	19,309
Net revenue - Company Owned	$38,527	$37,883	$32,574	$34,705	$31,897
Net charge-offs - Company Owned	$33,410	$32,894	$23,858	$18,858	$(4,918)
Revenue - Guaranteed by the Company	$66,942	$69,078	$67,132	$52,599	$58,225
Provision for losses - Guaranteed by the Company	23,556	32,915	36,212	23,575	19,940
Net revenue - Guaranteed by the Company	$43,386	$36,163	$30,920	$29,024	$38,285
Net charge-offs - Guaranteed by the Company	$30,743	$31,898	$34,904	$27,309	$17,088
Unsecured Installment gross combined loans receivable:
Company owned	$171,432	$196,306	$181,831	$156,075	$131,386
Guaranteed by the Company (1) (2)	54,332	75,156	67,438	58,289	53,978
Unsecured Installment gross combined loans receivable (1) (2)	$225,764	$271,462	$249,269	$214,364	$185,364

Unsecured Installment Allowance for loan losses (3)	$37,916	$43,755	$46,938	$41,406	$42,040
Unsecured Installment CSO guarantee liability (3)	$9,886	$17,072	$16,056	$14,748	$18,482
Unsecured Installment Allowance for loan losses as a percentage of Unsecured Installment gross loans receivable	22.1%	22.3%	25.8%	26.5%	32.0%
Unsecured Installment CSO guarantee liability as a percentage of Unsecured Installment gross loans guaranteed by the Company	18.2%	22.7%	23.8%	25.3%	34.2%
Unsecured Installment past-due balances:
Unsecured Installment gross loans receivable	$39,273	$44,963	$41,353	$33,534	$28,913
Unsecured Installment gross loans guaranteed by the Company	$8,410	$12,480	$10,462	$8,204	$11,196
Past-due Unsecured Installment gross loans receivable -- percentage (2)	22.9%	22.9%	22.7%	21.5%	22.0%
Past-due Unsecured Installment gross loans guaranteed by the Company -- percentage (2)	15.5%	16.6%	15.5%	14.1%	20.7%
Unsecured Installment other information:
Originations - Company owned (4)	$99,418	$135,284	$137,618	$119,636	$98,691
Average loan amount - Company owned	$666	$714	$730	$697	$687
Originations - Guaranteed by the Company (1) (4)	$60,593	$82,326	$83,680	$68,338	$55,112
Average loan amount - Guaranteed by the Company	$523	$526	$526	$485	$482
Unsecured Installment ratios:
Provision as a percentage of originations - Company Owned	27.6%	22.1%	21.1%	14.9%	19.6%
Provision as a percentage of gross loans receivable - Company Owned	16.0%	15.2%	16.0%	11.4%	14.7%
Provision as a percentage of originations - Guaranteed by the Company	38.9%	40.0%	43.3%	34.5%	36.2%
Provision as a percentage of gross loans receivable - Guaranteed by the Company	43.4%	43.8%	53.7%	40.4%	36.9%
(1) Includes loans originated by third-party lenders through CSO programs, which are not included in the consolidated financial statements.
(2) Non-GAAP measure.
(3) Allowance for loan losses is reported as a contra-asset reducing gross loans receivable while the CSO guarantee liability is reported as a liability on the Consolidated Balance Sheets.
(4) We have revised previously-reported origination statistics to conform to current year methodology.

Secured Installment Loans
Secured Installment gross combined loans receivable balances increased by $11.3 million, or 15.9%, compared to March 31, 2017 primarily due to growth in California and Arizona. Secured Installment Allowance for loan losses and CSO guarantee liability as a percentage of Secured Installment gross loans receivable settled at a more normalized range in the fourth quarter of 2017 and remained consistent sequentially through the first quarter of 2018. Delinquency rates were stable and net charge offs improved versus the fourth quarter of 2017.

	2018		2017
(dollars in thousands, except average loan amount, unaudited)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Secured Installment loans:
Revenue	$26,856	$27,732	$26,407	$23,173	$23,669
Provision for losses	6,640	10,051	6,512	4,955	7,436
Net revenue	$20,216	$17,681	$19,895	$18,218	$16,233
Net charge-offs	$8,669	$10,802	$11,597	$6,481	$(2,235)
Secured Installment gross combined loan balances:
Secured Installment gross combined loans receivable (1)(2)	$82,534	$92,817	$88,730	$80,077	$71,213
Secured Installment Allowance for loan losses and CSO guarantee liability (3)	$12,165	$14,194	$14,945	$20,030	$21,557
Secured Installment Allowance for loan losses and CSO guarantee liability as a percentage of Secured Installment gross combined loans receivable	14.7%	15.3%	16.8%	25.0%	30.3%
Secured Installment past-due balances:
Secured Installment past-due gross loans receivable and gross loans guaranteed by the Company	$14,756	$16,554	$15,265	$12,630	$10,186
Past-due Secured Installment gross loans receivable and gross loans guaranteed by the Company -- percentage (2)	17.9%	17.8%	17.2%	15.8%	14.3%
Secured Installment other information:
Originations (1)(4)	$34,750	$48,577	$52,526	$45,596	$37,641
Average loan amount (1)(4)	$1,222	$1,303	$1,299	$1,231	$1,326
Secured Installment ratios:
Provision as a percentage of originations	19.1%	20.7%	12.4%	10.9%	19.8%
Provision as a percentage of gross combined loans receivable	8.0%	10.8%	7.3%	6.2%	10.4%
(1) Includes loans originated by third-party lenders through CSO programs, which are not included in the consolidated financial statements.
(2) Non-GAAP measure.
(3) Allowance for loan losses is reported as a contra-asset reducing gross loans receivable while the CSO guarantee liability is reported as a liability on the Consolidated Balance Sheets.
(4) We have revised previously-reported origination statistics to conform to current year methodology.

Open-End Loans
Open-End loan balances increased by $25.9 million compared to March 31, 2017 from year-over-year growth in Kansas and Tennessee of 12.2% and 8.6%, respectively, the 2017 launch of Open-End in Virginia and conversion in the fourth quarter of 2017 of a portion of Canada Unsecured Installment loans to Open-End loans. The provision for losses and Open-End Allowance for loan losses as a percentage of Open-End gross loans receivable remained consistent with the previous quarter. The decline year-over-year in Allowance as a percentage of Open-End gross receivables compared to March 31, 2017 is primarily due to geographic mix and seasoning in the U.S.

	2018	2017
(dollars in thousands, except average loan amount, unaudited)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Open-End loans:
Revenue	$27,223	$21,154	$18,630	$15,805	$17,907
Provision for losses	11,428	8,334	6,348	4,298	3,265
Net revenue	$15,795	$12,820	$12,282	$11,507	$14,642
Net charge-offs	$10,972	$6,799	$5,991	$4,343	$3,876
Open-End gross combined loan balances:
Open-End gross loans receivable	$51,564	$47,949	$32,133	$26,771	$25,626
Allowance for loan losses	$6,846	$6,426	$4,880	$4,523	$4,572
Open-End Allowance for loan losses as a percentage of Open-End gross loans receivable	13.3%	13.4%	15.2%	16.9%	17.8%
Open-End other information:
Average loan amount (1)	$702	$579	$463	$451	$454
Open-End ratios:
Provision as a percentage of gross combined loans receivable	22.2%	17.4%	19.8%	16.1%	12.7%
(1) We have revised previously-reported origination statistics to conform to current year methodology.

Single-Pay
Single-Pay revenue and combined loans receivable during the three months ended March 31, 2018 were affected primarily by regulatory changes in Canada (rate changes in Ontario and British Columbia) and continued product shift from Single-Pay to Installment and Open-End loans in all countries. Single-Pay loan balances grew 8.3% (primarily in Canada) but revenue was flat versus the same quarter a year ago because of lower yields in Canada. Credit quality and metrics for Single-Pay remain stable.

	2018	2017
(dollars in thousands, unaudited)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Single-Pay loans:
Revenue	$63,705	$70,868	$70,895	$63,241	$63,790
Provision for losses	11,302	17,952	20,632	14,289	11,399
Net revenue	$52,403	$52,916	$50,263	$48,952	$52,391
Net charge-offs	$12,698	$17,362	$20,515	$13,849	$12,499
Single-Pay gross combined loan balances:
Single-Pay gross combined loans receivable (1) (2)	$87,075	$99,400	$94,476	$91,230	$80,423
Single-Pay Allowance for loan losses and CSO guarantee liability (3)	$4,485	$5,915	$5,342	$5,313	$4,736
Single-Pay Allowance for loan losses and CSO guarantee liability as a percentage of Single-Pay gross loans receivable	5.2%	6.0%	5.7%	5.8%	5.9%
(1) Includes loans originated by third-party lenders through CSO programs, which are not included in our consolidated financial statements.
(2) Non-GAAP measure.
(3) Allowance for loan losses is reported as a contra-asset reducing gross loans receivable while the CSO guarantee liability is reported as a liability on the Consolidated Balance Sheets.

Results of Operations - CURO Group Consolidated Operations
Condensed Consolidated Statements of Income
(Unaudited)

(in thousands, except per share data)	Three Months Ended March 31,
	2018	2017	Change $	Change %
Revenue	$261,758	$224,580	$37,178	16.6%
Provision for losses	81,031	61,736	19,295	31.3%
Net revenue	180,727	162,844	17,883	11.0%
Advertising costs	9,756	7,688	2,068	26.9%
Non-advertising costs of providing services	61,726	60,251	1,475	2.4%
Total cost of providing services	71,482	67,939	3,543	5.2%
Gross margin	109,245	94,905	14,340	15.1%

Operating (income) expense
Corporate, district and other	40,454	32,993	7,461	22.6%
Interest expense	22,349	23,366	(1,017)	(4.4)%
Loss on extinguishment of debt	11,683	12,458	(775)	(6.2)%
Total operating expense	74,486	68,817	5,669	8.2%
Net income before income taxes	34,759	26,088	8,671	33.2%
Provision for income taxes	11,467	9,450	2,017	21.3%
Net income	$23,292	$16,638	$6,654	40.0%

Reconciliation of Net Income and Diluted Earnings per Share to Adjusted Net Income and Adjusted Diluted Earnings per share, non-GAAP measures

(in thousands, except per share data)	Three Months Ended March 31,
	2018	2017	Change $	Change %
Net Income	$23,292	$16,638	$6,654	40.0%
Adjustments:
Loss on extinguishment of debt (1)	11,683	12,458
Transaction-related costs (2)	—	2,254
Share-based cash and non-cash compensation (3)	1,842	126
Intangible asset amortization	676	583
Impact of tax law changes (6)	1,800	—
Cumulative tax effect of adjustments	(3,692)	(5,582)
Adjusted Net Income	$35,601	$26,477	$9,124	34.5%

Net income	$23,292	$16,638
Diluted Weighted Average Shares Outstanding (4)	47,416	38,959
Diluted Earnings per Share (4)	$0.49	$0.43	$0.06	14.0%
Per Share impact of adjustments to Net Income (4)	0.26	0.25
Adjusted Diluted earnings per share (4)	$0.75	$0.68	$0.07	10.3%

Reconciliation of Net Income to EBITDA and Adjusted EBITDA, non-GAAP measures

	Three Months Ended March 31,
	2018	2017	Change $	Change %
Net income	$23,292	$16,638	$6,654	40.0%
Provision for income taxes	11,467	9,450	2,017	21.3%
Interest expense	22,349	23,366	(1,017)	(4.4)%
Depreciation and amortization	4,661	4,654	7	0.2%
EBITDA	61,769	54,108	7,661	14.2%
Loss on extinguishment of debt (1)	11,683	12,458
Transaction-related costs (2)	—	2,254
Share-based cash and non-cash compensation (3)	1,842	126
Other adjustments (5)	(79)	(314)
Adjusted EBITDA	$75,215	$68,632	$6,583	9.6%
Adjusted EBITDA Margin	28.7%	30.6%

(1)
For the three months ended March 31, 2017, the $12.5 million loss from the extinguishment of debt was due to the redemption of CURO Intermediate Holding Corp.'s ("CURO Intermediate") 10.75% Senior Secured Notes due 2018 and the 12.00% Senior Cash Pay Notes due 2017. For the three months ended March 31, 2018, the $11.7 million loss from the extinguishment of debt was due to the redemption of CURO Financial Technologies Corp.'s ("CFTC") 12.00% Senior Secured Notes due 2022.

(2)
Transaction-related costs include professional fees paid in connection with potential transactions and the original issuance of $470.0 million of Senior Secured Notes due 2022 in the first quarter of 2017.

(3)
The Company approved the adoption of a share-based compensation plan during 2010 and 2017 for key members of its senior management team. The estimated fair value of share-based awards is recognized as non-cash compensation expense on a straight-line basis over the vesting period.

(4)	The share and per share information have been adjusted to give effect to the 36-to-1 stock split of the Company's common stock that occurred during the fourth quarter of 2017.
(5)
Other adjustments include deferred rent and the intercompany foreign exchange impact. Deferred rent represents the non-cash component of rent expense. Rent expense is recognized ratably on a straight-line basis over the lease term.

(6)
As a result of the Tax Cuts and Jobs Act of 2017 ("2017 Tax Act"), which was signed into law on December 22, 2017, the Company provided an estimate of the new repatriation tax as of December 31, 2017. Due to subsequent guidance published in the first quarter of 2018, the Company has booked an additional tax expense of $1.2 million for the 2017 repatriation tax. Additionally, the Tax Act provided for a new GILTI ("Global Intangible Low-Taxed Income") tax starting in 2018 and the Company has estimated and provided tax expense of $0.6 million as of March 31, 2018.

For the three months ended March 31, 2018 and 2017
Revenue and Net Revenue
Revenue increased $37.2 million, or 16.6%, to $261.8 million for the three months ended March 31, 2018 from $224.6 million for the three months ended March 31, 2017. U.S. revenue increased 17.4% on volume growth, U.K. revenue increased by 25.6%, and revenue in Canada increased 11.3% where volume growth offset regulatory impacts on rates and product mix.
Provision for losses increased $19.3 million, or 31.3%, to $81.0 million for the three months ended March 31, 2018 from $61.7 million for the three months ended March 31, 2017. This is explained more fully in the segment analysis that follows.
Cost of Providing Services
The total cost of providing services increased $3.5 million, or 5.2%, to $71.5 million in the three months ended March 31, 2018, compared to $67.9 million in the three months ended March 31, 2017 primarily because of higher customer acquisition spend.
Operating Expenses
Corporate, district and other expense increased $7.5 million, or 22.6% primarily due to $4.1 million additional compensation expense from increased marketing, collections and technology headcount and $1.7 million of additional share-based compensation expense.
Provision for Income Taxes
The effective tax rate for the three months ended March 31, 2018 was 33.0% compared to 36.2% for the three months ended March 31, 2017. As a result of the Tax Cuts and Jobs Act of 2017 ("2017 Tax Act"), the corporate income tax rate for the U.S. decreased from 35% to 21%, effective in 2018. The provision for income tax as of March 31, 2018 includes an additional accrual of $1.2 million for adjustments to estimates of the tax on prior years' foreign repatriation and an estimated GILTI ("Global Intangible Low-Taxed Income") tax of $0.6 million. The $1.2 million additional provision on prior years' foreign repatriation was the result of additional interpretative guidance from the IRS issued during the first quarter of 2018 while the GILTI provision is a new, continuous requirement under the 2017 Tax Act. These items increased the effective tax rate by 5.2%. Excluding the impact of these items, the effective rate for the three months ended March 31, 2018 was 27.8%.

Segment Analysis

We report financial results for three reportable segments: the United States, Canada and the United Kingdom. Following is a recap of results of operations for the segment and period indicated:

U.S. Segment Results	Three Months Ended March 31,
			Change
(dollars in thousands)	2018	2017	$	%
Revenue	$204,593	$174,322	$30,271	17.4%
Provision for losses	64,333	49,194	15,139	30.8%
Net revenue	140,260	125,128	15,132	12.1%
Advertising costs	5,159	4,694	465	9.9%
Non-advertising costs of providing services	43,757	43,301	456	1.1%
Total cost of providing services	48,916	47,995	921	1.9%
Gross margin	91,344	77,133	14,211	18.4%
Corporate, district and other	30,532	25,049	5,483	21.9%
Interest expense	22,297	23,345	(1,048)	(4.5)%
Loss on extinguishment of debt	11,683	12,458	(775)	(6.2)%
Total operating expense	64,512	60,852	3,660	6.0%
Segment operating income	26,832	16,281	10,551	64.8%
Interest expense	22,297	23,345	(1,048)	(4.5)%
Depreciation and amortization	3,407	3,360	47	1.4%
EBITDA	52,536	42,986	9,550	22.2%
Loss on extinguishment of debt	11,683	12,458	(775)
Other adjustments	(59)	6	(65)
Transaction related costs	—	2,254	(2,254)
Share-based cash and non-cash compensation	1,842	126	1,716
Adjusted EBITDA	$66,002	$57,830	$8,172	14.1%

U.S. Segment Results - For the three months ended March 31, 2018 and 2017
First quarter U.S. revenues grew by $30.3 million or 17.4% to $204.6 million.
U.S revenue growth was driven by a $51.3 million, or 18.8%, increase in gross combined loans receivable to $323.8 million at March 31, 2018 compared to $272.5 million in the prior year period. We experienced volume growth primarily from Unsecured Installment receivables, which increased year-over-year $30.3 million, or 21.2%. Secured Installment receivables increased from the prior year period by $11.3 million or 15.9%, and Open-End receivables increased $8.9 million, or 34.8% compared to the prior year period. Open-end growth was driven by year-over-year expansion in Kansas and Tennessee of 12.2% and 8.6%, respectively, and the 2017 launch of Open-End in Virginia.
The increase of $15.1 million, or 30.8%, in provision for losses was primarily driven by the increase in combined loans receivable as previously discussed.
U.S. cost of providing services remained consistent with the same period in the prior year. The total cost of providing services for the three months ended March 31, 2018 were $48.9 million, a slight increase of $0.9 million, or 1.9% compared to $48.0 million for the three months ended March 31, 2017.
The $5.5 million increase of corporate, district and other operating expenses includes $3.0 million of additional compensation expense, primarily due to increased marketing, collections and technology headcount and $1.7 million of additional share-based compensation expense.

Canada Segment Results	Three Months Ended March 31,
(dollars in thousands)	2018	2017	Change $	Change %
Revenue	$46,250	$41,566	$4,684	11.3%
Provision for losses	12,550	10,228	2,322	22.7%
Net revenue	33,700	31,338	2,362	7.5%
Advertising costs	2,726	1,781	945	53.1%
Non-advertising costs of providing services	16,472	15,257	1,215	8.0%
Total cost of providing services	19,198	17,038	2,160	12.7%
Gross margin	14,502	14,300	202	1.4%
Corporate, district and other	4,897	3,375	1,522	45.1%
Interest expense	57	29	28	96.6%
Total operating expense	4,954	3,404	1,550	45.5%
Segment operating income	9,548	10,896	(1,348)	(12.4)%
Interest expense	57	29	28	96.6%
Depreciation and amortization	1,128	1,119	9	0.8%
EBITDA	10,733	12,044	(1,311)	(10.9)%
Other adjustments	16	(314)	330
Adjusted EBITDA	$10,749	$11,730	$(981)	(8.4)%

Canada Segment Results - For the three months ended March 31, 2018 and 2017
Revenue in Canada was impacted by the product transition in Alberta from Single-Pay loans to Unsecured Installment and Open-End loans and the impact of regulatory rate changes in Ontario and British Columbia. Canada revenue improved $4.7 million, or 11.3% to $46.3 million for the three months ended March 31, 2018 from $41.6 million in the prior year period. On a constant currency basis, revenue was up $2.6 million, or 6.3%.
Single-Pay revenue increased $0.1 million, or 0.3% to $34.3 million for the three months ended March 31, 2018 due to 17.9% higher origination volumes compared to the same period in the prior year. Single-Pay ending receivables increased $5.7 million, or 13.1%, to $48.7 million from $43.1 million in the prior year period.
Canadian non-Single-Pay revenue grew $4.6 million, or 61.9% compared to the same quarter a year ago on $22.0 million, or 68.8% growth in related loan balances.
The provision for losses increased $2.3 million or 22.7% to $12.6 million for the three months ended March 31, 2018 compared to $10.2 million in the prior year period, primarily due to relative loan volumes and mix shift from Single-Pay loans to Unsecured Installment and Open-End loans. On a constant currency basis, provision for losses increased $1.8 million, or 17.2%.
The cost of providing services in Canada increased $2.2 million, or 12.7%, to $19.2 million for the three months ended March 31, 2018, compared to $17.0 million in the prior year period. The increase was due primarily to $0.9 million, or 53.1%, higher advertising costs compared to the prior year period and an increase in occupancy expense from higher store counts. We have opened six LendDirect stores since the first quarter of 2017. On a constant currency basis, cost of providing services increased $1.3 million, or 7.6%.
Operating expenses increased $1.6 million, or 45.5%, to $5.0 million in the three months ended March 31, 2018, from $3.4 million in the prior year period, due to increased collections and customer support payroll expenses from seasonality, increased volumes, expansion of the LendDirect business, and product shifts from Single-Pay loans to Unsecured Installment and Open-End loans. On a constant currency basis, operating expenses increased $1.3 million, or 39.2%.

U.K. Segment Results	Three Months Ended March 31,
(dollars in thousands)	2018	2017	Change $	Change %
Revenue	$10,915	$8,692	$2,223	25.6%
Provision for losses	4,148	2,314	1,834	79.3%
Net revenue	6,767	6,378	389	6.1%
Advertising costs	1,871	1,213	658	54.2%
Non-advertising costs of providing services	1,497	1,693	(196)	(11.6)%
Total cost of providing services	3,368	2,906	462	15.9%
Gross margin	3,399	3,472	(73)	(2.1)%
Corporate, district and other	5,025	4,569	456	10.0%
Interest income	(5)	(8)	(3)	(37.5)%
Total operating expense	5,020	4,561	459	10.1%
Segment operating loss	(1,621)	(1,089)	(532)	48.9%
Interest income	(5)	(8)	(3)	(37.5)%
Depreciation and amortization	126	175	(49)	(28.0)%
EBITDA	(1,500)	(922)	(578)	62.7%
Other adjustments	(36)	(6)	(30)
Adjusted EBITDA	$(1,536)	$(928)	$(608)	65.5%

U.K. Segment Results - For the three months ended March 31, 2018 and 2017
U.K. revenue improved $2.2 million, or 25.6% to $10.9 million for the three months ended March 31, 2018 from $8.7 million in the prior year period. On a constant currency basis, revenue was up $1.0 million, or 11.8%. Provision for losses increased $1.8 million, and increased $1.4 million, or 59.6% on a constant currency basis, due to growth volume.
The cost of providing services in the U.K. increased $0.5 million, or 15.9%, for the three months ended March 31, 2018 as compared to prior year period due to additional customer acquisition spend. On a constant currency basis the cost of providing services increased $0.1 million, or 3.2%.
Corporate, district and other expenses increased $0.5 million, or 10.1%, to $5.0 million for the three months ended March 31, 2018 as compared to the prior year period. On a constant currency basis, corporate, district and other expenses increased $0.1 million, or 2.0%, and is consistent with quarterly run rates for the full year 2017 and represent normal baseline costs for the U.K.

CURO GROUP HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Cash	$130,739	$162,374
Restricted cash (includes restricted cash of consolidated VIEs of $12,268 and $6,871 as of March 31, 2018 and December 31, 2017, respectively)	17,656	12,117
Gross loans receivable (includes loans of consolidated VIEs of $186,492 and $213,846 as of March 31, 2018 and December 31, 2017, respectively)	389,838	432,837
Less: allowance for loan losses (includes allowance for losses of consolidated VIEs of $36,619 and $46,140 as of March 31, 2018 and December 31, 2017, respectively)	(60,886)	(69,568)
Loans receivable, net	328,952	363,269
Deferred income taxes	1,817	772
Income taxes receivable	—	3,455
Prepaid expenses and other	32,753	42,512
Property and equipment, net	83,522	87,086
Goodwill	145,764	145,607
Other intangibles, net of accumulated amortization of $42,540 and $41,156 as of March 31, 2018 and December 31, 2017, respectively	31,961	32,769
Other	12,217	9,770
Total Assets	$785,381	$859,731
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities	$52,860	$55,792
Deferred revenue	10,152	11,984
Income taxes payable	8,734	4,120
Accrued interest (includes accrued interest of consolidated VIEs of $1,263 and $1,266 as of March 31, 2018 and December 31, 2017, respectively)	6,384	25,467
Credit services organization guarantee liability	10,412	17,795
Deferred rent	11,732	11,577
Long-term debt (includes long-term debt and issuance costs of consolidated VIEs of $115,071 and $3,920 as of March 31, 2018 and $124,590 and $4,188 as of December 31, 2017, respectively)	622,644	706,225
Subordinated shareholder debt	2,322	2,381
Other long-term liabilities	6,199	5,768
Deferred tax liabilities	11,393	11,486
Total Liabilities	$742,832	$852,595
Stockholders' Equity
Preferred stock - $0.001 par value; 25,000,000 shares authorized, respectively, and no shares were issued at either period end	$—	$—
Common stock - $0.001 par value; 225,000,000 shares authorized, and issued and outstanding of 45,561,419 and 44,561,419 shares as of March 31, 2018 and December 31, 2017, respectively	9	8
Paid-in capital	61,056	46,079
Retained earnings	27,279	3,988
Accumulated other comprehensive loss	(45,795)	(42,939)
Total Stockholders' Equity	$42,549	$7,136
Total Liabilities and Stockholders' Equity	$785,381	$859,731

Balance Sheet Changes - March 31, 2018 compared to December 31, 2017
Cash - Cash decreased from December 31, 2017 primarily because of cash used in the redemption of the 12.00% Senior Secured Notes held by CURO Financial Technologies Corp. ("CFTC"), a wholly-owned subsidiary of the Company. CFTC redeemed $77.5 million of the 12.00% Senior Secured Notes at a price equal to 112.00% of the principal amount plus accrued and unpaid interest to the date of redemption. Following the redemption, $527.5 million of the original outstanding principal amount of the Notes remain outstanding. The redemption was conducted pursuant to the indenture governing the Notes, dated as of February 15, 2017, by and among CFTC, the guarantors party thereto and TMI Trust Company, as trustee and collateral agent. The decrease in cash was offset by the 1.0 million of shares exercised by the underwriters on January 5, 2018 in connection with our initial public offering in December 2017. The exercise of this option provided additional cash proceeds of $13.1 million.
Gross Loans Receivable and Allowance for Loan Losses - As previously explained in the Loan Volume and Portfolio Performance Analysis section, changes in Gross Loans Receivable and related Allowance for Loan Losses were due to seasonality resulting from higher customer demand and loan origination volumes during the fourth quarter of 2017 that were concentrated on Installment loans.
Other Assets - Other assets increased because of a $1.5 million increase in the cash surrender value of life insurance used to fund our non-qualified deferred compensation plan and an additional $1.0 million investment we made in Cognical Holdings, Inc. in March 2018 that increased the Company's equity ownership from 9.4% to 10.4%. Cognical Holdings, Inc. operates as a business under an online website, www.zibby.com, that facilitates the purchase of household items by underbanked consumers.
Long-term debt (including current maturities) and Accrued Interest - Changes from year-end 2017 are due to the redemption of the 12.00% Senior Secured Notes as previously discussed. For more information about the Company's long term debt, see Note 11, “Long-Term Debt” of the Notes to Consolidated Financial Statements included in Company's Form 10-K filed with the SEC on March 13, 2018.

About CURO
CURO Group Holdings Corp. (NYSE: CURO), operating in three countries and powered by its fully integrated technology platform, is a market leader by revenues in providing short-term credit to underbanked consumers. In 1997, the Company was founded in Riverside, California by three Wichita, Kansas childhood friends to meet the growing consumer need for short-term loans. Their success led to opening stores across the United States and expanding to offer online loans and financial services across three countries. Today, CURO combines its market expertise with a fully integrated technology platform, omni-channel approach and advanced credit decisioning to provide an array of short-term credit products across all mediums. CURO operates under a number of brands including Speedy Cash, Rapid Cash, Cash Money, LendDirect, Avío Credit, WageDayAdvance, Juo Loans, and Opt+. With over 20 years of operating experience, CURO provides financial freedom to the underbanked.
Conference Call
CURO will host a conference call to discuss these results at 8:15 a.m. Eastern Time on Friday, April 27, 2018. The live webcast of the call can be accessed at the CURO Investor Relations website at http://ir.curo.com/.
You may access the call at 1-866-807-9684 (1-412-317-5415 for international callers). Please ask to join the CURO Group Holdings call. A replay of the conference call will be available until May 4, 2018, at 11:59 p.m. Eastern Time. An archived version of the webcast will be available on the CURO Investor Relations website for 90 days. You may access the conference call replay at 1-877-344-7529 (1-412-317-0088 for international callers). The replay access code is 10119194.
Final Results
The financial results discussed herein are presented on a preliminary basis; final data will be included in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2018.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements include statements related to our fiscal 2018 outlook. In addition, words such as “as “guidance,” “estimate,” “anticipate,” “believe,” “forecast,” “step,” “plan,” “predict,” “focused,” “project,” “is likely,” “expect,” “intend,” “should,” “will,” “confident,” variations of such words and similar expressions are intended to identify forward-looking statements. Our ability to achieve these forward-looking statements is based on certain assumptions and judgments, including our ability to execute on our business strategy and our ability to accurately predict our future financial results. These assumptions and judgments may prove to be inaccurate in the future. These forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are important factors both within and outside of our control that could cause the Company’s actual results to differ materially from those in the forward-looking statements. These factors include our level of indebtedness; our dependence on third-party lenders to provide the cash we need to fund our loans and our ability to affordably access third-party financing; our ability to protect our proprietary technology and analytics and keep up with that of our competitors; disruption of our information technology systems that adversely affect our business operations; ineffective pricing of the credit risk of our prospective or existing customers; inaccurate information supplied by customers or third parties would could lead to errors in judging customers’ qualifications to receive loans; improper disclosure of customer personal data; failure or third parties who provide products, services or support to us; any failure of third-party-lenders upon whom we rely to conduct business in certain states; disruption to our relationships with banks and other third-part electronic payment solutions providers; disruption caused by employee or third-party theft and errors in our stores as well as other factors discussed in our filings with the Securities and Exchange Commission. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual future results. We undertake no obligation to update, amend or clarify any forward-looking statement for any reason.

Non-GAAP Financial Measures
In addition to the financial information prepared in conformity with U.S. GAAP, we provide certain “non-GAAP financial measures,” including:

•	Adjusted Net Income (Net Income minus certain non-cash and other adjusting items)

•	Adjusted Earnings per share (Earnings per share minus the per share impacts of certain non-cash and other adjusting items)

•	EBITDA (earnings before interest, income taxes, depreciation and amortization);

•	Adjusted EBITDA (EBITDA plus or minus certain non-cash and other adjusting items); and

•	Gross Combined Loans Receivable (includes loans originated by third-party lenders through CSO programs which are not included in the consolidated financial statements).

We believe that presentation of non-GAAP financial information is meaningful and useful in understanding the activities and business metrics of the Company's operations. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the business.
We believe that investors regularly rely on non-GAAP financial measures, such as Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA, to assess operating performance and that such measures may highlight trends in the business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP. In addition, we believe that the adjustments shown below are useful to investors in order to allow them to compare the Company's financial results during the periods shown without the effect of each of these income or expense items. In addition, we believe that Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of public companies in the Company's industry, many of which present Adjusted Net Income, Adjusted Earnings per Share, EBITDA and/or Adjusted EBITDA when reporting their results.
In addition to reporting loans receivable information in accordance with GAAP, we provide Gross Combined Loans Receivable consisting of owned loans receivable plus loans originated by third-party lenders through the CSO programs, which we guarantee but do not include in the Consolidated Financial Statements. Management believes this analysis provides investors with important information needed to evaluate overall lending performance.
We provide non-GAAP financial information for informational purposes and to enhance understanding of the GAAP consolidated financial statements. Adjusted Net Income, Adjusted Earnings per Share, EBITDA, Adjusted EBITDA and Gross Combined Loans Receivable should not be considered as alternatives to income from continuing operations, segment operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flows from operating activities or any other liquidity measure derived in accordance with U.S. GAAP. Rather, these measures should be considered in addition to results prepared in accordance with U.S. GAAP, but should not be considered a substitute for, or superior to, U.S. GAAP results. Readers should consider the information in addition to, but not instead of or superior to, the financial statements prepared in accordance with GAAP. This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
Description and Reconciliations of Non-GAAP Financial Measures
Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA Measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of the Company's income or cash flows as reported under U.S. GAAP. Some of these limitations are:

•	they do not include cash expenditures or future requirements for capital expenditures or contractual commitments;

•	they do not include changes in, or cash requirements for working capital needs;

•	they do not include the interest expense, or the cash requirements necessary to service interest or principal payments on debt;

•	depreciation and amortization are non-cash expense items reported in the statements of cash flows; and

•	other companies in the Company's industry may calculate these measures differently, limiting their usefulness as comparative measures.

We evaluate stores based on revenue per store, provision for losses at each store and store-level EBITDA, with consideration given to the length of time a store has been open and its geographic location. We monitor newer stores for their progress to profitability and their rate of revenue growth.
We believe Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA are used by investors to analyze operating performance and evaluate the Company's ability to incur and service debt and the capacity for making capital expenditures. Adjusted EBITDA is also useful to investors to help assess the Company's estimated enterprise value. The computation of Adjusted EBITDA as presented in this release may differ from the computation of similarly-titled measures provided by other companies.

Investor Relations:
Roger Dean
Executive Vice President & Chief Financial Officer
Phone: 844-200-0342
Email: IR@curo.com
(CURO-NWS)